Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 31, 2025, relating to the audit of the financial statements of RenX Enterprises Corp. (fka Safe and Green Development Corporation) as of December 31, 2024 and December 31, 2023 and for the annual periods then ended, in the Annual Report filed by RenX Enterprises Corp. on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to our Firm under the caption Experts in the Prospectus.

/s/ M&K CPAs, PLLC

The Woodlands, TX

February 17, 2026